Exhibit 99

Dear Shareholder:

Enterprise Bancorp, Inc. reported net income of $9.234 million for the year ended December 31, 2006 compared to $8.414 million during the year ended December 31, 2005, an increase of 10%.  Diluted earnings per share were $1.18 for the year compared to $1.09 for 2005, an increase of 8%.  All prior period per-share amounts have been adjusted to reflect the two-for-one stock split paid on June 30, 2006 in the form of a stock dividend.

Net income for the fourth quarter ended December 31, 2006 amounted to $2.545 million compared to $2.329 million for the same period in 2005, an increase of 9%.  Diluted earnings per share were $0.32 for the quarter ended December 31, 2006 compared to $0.30 for the same period in 2005, an increase of 7%.

The company’s net income growth continues to result primarily from increases in net interest income, partially offset by increases in non-interest expense.  Net interest income for the year ended December 31, 2006 amounted to $41.6 million compared to $38.1 million for the same period in 2005, an increase of 9%.  The primary driver of net interest income growth over the period was loan growth, which increased 9% since December 31, 2005.  Net interest margin, the spread earned between interest-earning assets and the company’s funding sources, primarily deposits, was 4.78% for the year ended December 31, 2006 compared to 4.82% for the same period in 2005.  From a quarterly perspective, the margin was 4.74% for the three months ended December 31, 2006 compared to 4.76% and 4.90% for the same periods ended September 30, 2006 and December 31, 2005.  The decrease in margin reflects both the flat yield curve and the highly- competitive marketplace currently in existence.

Non-interest expense amounted to $32.5 million for the year ended December 31, 2006 compared to $30.2 million for the same period in 2005, an increase of 8%, and reflected the strategic and operational costs necessary to support the company’s continued growth.  Increases were predominantly in salary and benefits, occupancy costs and advertising and public relations, partially offset by a reduction in performance-based incentive compensation.

The year-end results also included non-interest income of $6.8 million, an increase of $381 thousand or 6% over the prior year.  The growth resulted primarily from an increase of 18% in investment advisory fees and a full year of bank-owned life insurance income.  The increase in non-interest income was partially offset by a reduction in net gains (losses) on sales of investment securities, which amounted to net losses of $204 thousand for the year ended 2006 compared to net gains of $191 thousand for the same period in 2005.

The provision for loan losses, which is impacted by asset quality and loan growth, amounted to $1.259 million for the year-end results compared to $1.135 million in the prior year end.  Asset quality remained favorable during the year with net charge-offs of 0.05% of average total loans or $369 thousand.  The allowance for loan losses to total loans ratio was 1.70% at December 31, 2006 compared to 1.72% at December 31, 2005.

Total loans increased 9% since December 31, 2005, amounting to $761.1 million at December 31, 2006. Total assets were $979.3 million at December 31, 2006, an increase of 7% over December 31, 2005.  Deposits, including $64.9 million in brokered deposits, totaled $867.5 million, an increase of 12% over December 31, 2005.  The company utilizes brokered deposits as an alternative funding source to Federal Home Loan Bank borrowings. Investment assets under management increased to $502.1 million at December 31, 2006, compared to $425.0 million at

December 31, 2005, an increase of 18%.  Total assets under management amounted to $1.503 billion at December 31, 2006, as compared to $1.366 billion at December 31, 2005, an increase of 10%.  This is the first time that our total assets under management have exceeded $1.5 billion — a significant milestone in the life of our company.

During the fourth quarter the bank completed several strategic initiatives.  We relocated our Andover office from its temporary location to a beautifully renovated historic home at 8 High Street, in the heart of downtown Andover.  The office officially opened for business on December 11, and a Post-Holiday Grand Opening Celebration was held in late January.  We are extremely proud of our new office and encourage all shareholders to visit with our Andover team in the near future.  Our Andover office houses a full-service branch, commercial lending and investment advisory services.  In addition, we are now able to host community activities in our conference room facilities.  We feel confident that the business potential in Andover is extremely bright, and we look forward to continued growth in this market. The Company has announced plans to file for regulatory approval to open a new branch facility in the city of Methuen, Massachusetts in late 2007.  We believe that the Methuen office will attract customers from the area’s large commercial and professional market and will provide further convenience to our growing customer base in Essex County and Southern New Hampshire thus serving as a natural corridor between our Salem N.H. and Andover locations.

We recently introduced several new products that have been well received by existing customers and also provide business development potential with prospects.  Our “Primary Care Banking for Physicians” package addresses the special need for comprehensive and customized financial solutions for growing medical practices.  We have established a highly-skilled team of banking professionals, including a personal relationship manager, lending and mortgage specialists, and investment advisors to work with medical practices.  Our team welcomes the opportunity to make a house call on any medical professional you may be able to refer to the bank.  In addition, we introduced Enterprise’s new “Express Deposit™” product.  “Express Deposit™” allows business customers to scan check deposits on location at their business or office, and electronically deposit funds into existing Enterprise Bank accounts.

In late March, you will receive our 2006 Annual Report to shareholders, as well as proxy material in preparation for Enterprise Bancorp, Inc.’s annual meeting on May 1, 2007 at 4 p.m. at the Boston University Conference Center, 72 Tyng Road, Tyngsboro, MA.  We look forward to this special opportunity to express our personal appreciation to all shareholders for their support throughout the year and to share our vision for the bank’s continued success.

Thank you for your support.

Sincerely,

George L. Duncan Chairman	John P. Clancy, Jr. CEO	Richard W. Main President Chief Lending Officer

SELECTED CONDENSED CONSOLIDATED FINANCIAL HIGHLIGHTS
(unaudited)

	For the three months ended Dec. 31,		For the year ended Dec. 31,
CONDENSED CONSOLIDATED INCOME STATEMENTS	2006	2005	2006	2005
(Dollars in thousands, except per share data)
Net interest income	$10,573	$10,267	$41,560	$38,102
Provision for loan losses	367	300	1,259	1,135
Net interest income after provision for loan losses	10,206	9,967	40,301	36,967
Non-interest income	1,677	1,642	6,816	6,435
Non-interest expense	7,974	7,974	32,540	30,235
Income before income taxes	3,909	3,635	14,577	13,167
Income tax expense	1,364	1,306	5,343	4,753
Net Income	$2,545	$2,329	$9,234	$8,414

Basic earnings per share	$0.33	$0.31	$1.21	$1.13
Diluted earnings per share	$0.32	$0.30	$1.18	$1.09
Basic weighted average common shares outstanding	7,710,247	7,559,850	7,661,178	7,468,498
Diluted weighted average common shares outstanding	7,849,643	7,733,228	7,821,297	7,690,526

CONDENSED CONSOLIDATED BALANCE SHEETS	Dec. 31, 2006	Dec. 31, 2005
(Dollars in thousands)
Cash and cash equivalents	$50,887	$38,381
Investment securities at fair value	131,540	156,521
Loans, net of allowance for loan losses	748,173	687,676
Other assets	48,659	35,899
Total assets	$979,259	$918,477

Deposits	$867,522	$775,387
Borrowed funds	15,105	58,639
Junior subordinated debentures	10,825	10,825
Other liabilities	8,764	5,796
Total stockholders’ equity	77,043	67,830
Total liabilities and stockholders’ equity	$979,259	$918,477

CONSOLIDATED FINANCIAL DATA AND RATIOS	At or for the year ended Dec. 31, 2006	At or for the year ended Dec. 31, 2005
(Dollars in thousands, except per share data)
Balance Sheet Items:
Total assets	$979,259	$918,477
Loans serviced for others	21,659	22,938
Investment assets under management	502,059	424,953
Total assets under management	$1,502,977	$1,366,368

Book value per share	$9.98	$8.93
Dividends per common share(1)	$0.28	$0.24
Allowance for loan losses to total loans	1.70%	1.72%
Non-performing loans to total loans	0.24%	0.21%

Income Statement Items:
Return on average assets	0.98%	0.97%
Return on average stockholders’ equity	12.89%	13.10%
Net interest margin (tax equivalent)	4.78%	4.82%

(1)             In 2006, the company paid four quarterly dividends of $0.07 each.  Prior to 2006, dividends were paid annually in June.